                                  SCHEDULE 14A
                                  (RULE 14-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14 OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant  o
Check the appropriate box:
o     Preliminary Proxy Statement
o Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
(X)   Definitive Proxy Statement
o     Definitive Additional Materials
o     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 INNERDYNE, INC.
                                   -----------

                (Name of Registrant as Specified In Its Charter)

                                   -----------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

(X)   No fee required.
o Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      (1)    Title of each class of securities to which transaction applies:

      (2)    Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)    Proposed maximum aggregate value of transaction:

      (5)    Total fee paid:

o     Fee paid previously with preliminary materials.
o Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)    Amount Previously Paid:

      (2)    Form, Schedule or Registration Statement No.:

      (3)    Filing Party:

      (4)    Date Filed:

                                 INNERDYNE, INC.

                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 27, 1999


TO THE STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of InnerDyne, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 27, 1999 at 9:00 a.m., local time, at the Company's principal executive offices at 1244 Reamwood Avenue, Sunnyvale, California 94089 for the following purposes:

        1. To elect directors to serve for the ensuing year and until their successors are elected.

        2. To ratify the appointment of KPMG, LLP as independent auditors of the Company for the fiscal year ending December 31, 1999.

        3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 12, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.


                                                   Very truly yours,

                                                   /s/ Craig W. Johnson
                                                   ------------------------
                                                   Craig W. Johnson
                                                   Secretary


Sunnyvale, California
April 23, 1999



                                      IMPORTANT

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY COULD HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

                                 INNERDYNE, INC.

                                   -----------

                                 PROXY STATEMENT
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        The enclosed proxy is solicited on behalf of the Board of Directors of InnerDyne, Inc. (the "Company" or "InnerDyne") for use at the Annual Meeting of Stockholders to be held Thursday, May 27, 1999 at 9:00 a.m., local time, or at any postponement or adjournment thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices at 1244 Reamwood Avenue, Sunnyvale, California 94089. The Company's telephone number at its principal executive offices is (408) 745-6010.

        These proxy solicitation materials were mailed on or about April 23, 1999 to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE

        Stockholders of record of the Company's Common Stock at the close of business on April 12, 1999 are entitled to notice of, and to vote at, the Annual Meeting. At the April 12, 1999 record date, 21,888,331 shares of the Company's Common Stock were issued and outstanding.

REVOCABILITY OF PROXIES

        Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Company (Attention: Robert A. Stern, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

        Holders of shares of Common Stock are entitled to one vote per share on all matters, except that all such holders are entitled to cumulate their votes in the election of directors.

        Every stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than five candidates. However, no stockholder shall be entitled to cumulate votes unless the names of the candidates for which votes are being cumulated have been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the stockholder's intention to cumulate the stockholder's votes. On all other matters, each share of Common Stock has one vote.

        Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. Except with respect to the election of directors where cumulative voting is invoked and except in certain other specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for each of the proposals being presented to stockholders at the meeting, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

        The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

        Proposals of stockholders intended to be included in the Company's proxy statement for the 2000 Annual Meeting of Stockholders must be received by Robert
A. Stern, InnerDyne, Inc., 1244 Reamwood Avenue, Sunnyvale, CA 94089, no later than December 23, 1999. If the Company is not notified of a stockholder proposal by March 9, 2000, then the proxies held by management of the Company provide discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in the Proxy Statement.

                                 PROPOSAL NO. 1:
                              ELECTION OF DIRECTORS

NOMINEES

        A board of five directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's five nominees named below, all of whom are currently directors of the Company.

        In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is expected that all nominees will be able and willing to serve as directors. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders, until such director's successor has been elected and qualified or until such director resigns as a director of the Company. The names of the nominees, and certain information about them as of December 31, 1998, are set forth below:


                                                                      DIRECTOR
 NAME OF NOMINEE             AGE         PRINCIPAL OCCUPATION          SINCE
 ---------------             ---         --------------------          -----
William G. Mavity            49      President and Chief Executive      1993
                                     Officer of the Company
Edward W. Benecke(1)         55      President of Medical Contracts     1995
                                     Associates, a provider of
                                     consulting services to health
                                     care companies in the areas of
                                     marketing and distribution
Robert M. Curtis(2)(3)       52      President of VanMed, a medical     1993
                                     venture capital incubator

Eugene J. Fischer(1)         52      General Partner of Pathfinder      1989
                                     Venture Capital Funds, a group of
                                     venture capital funds
Steven N. Weiss(2)(3)        52      General Partner of Montgomery      1987
                                     Medical Ventures II, L.P., a
                                     venture capital firm

-----------

(1)     Member of the Audit Committee.

(2)     Member of the Compensation Committee.

(3)     Member of the Stock Option Subcommittee of the Compensation Committee.

        Except as set forth below, each of the nominees has been engaged in his principal occupation described above during the past five years. There is no family relationship between any of the directors or executive officers of the Company.

        Mr. Mavity joined the Company as President, Chief Executive Officer and a director in October 1993, after having spent more than twenty years in various capacities with the 3M Company ("3M"), including more than ten years within a number of the operating units of 3M's health care business. From August 1992 until October 1993, Mr. Mavity served as Operations Director for 3M's Medical Device Division. From April 1989 until August 1992, Mr. Mavity served as General Manager of 3M's Sarns cardiovascular surgery business unit. Mr. Mavity holds a B.E.A. degree from the University of Delaware.

        Mr. Benecke has served as a director of the Company since 1995. Mr. Benecke is the President of Medical Contracts Associates, an organization that provides consulting services to health care companies in the areas of marketing and distribution. Prior to forming the above entity in 1994, Mr. Benecke spent 25 years within various units of Johnson & Johnson, one of the world's leading suppliers of health care products. From 1987 to 1993, he was Vice President of Corporate National Accounts and headed an organization responsible for implementing and managing Johnson & Johnson's multi-company agreements and overall business relationships with the major multi-hospital systems and alliances in the United States. Mr. Benecke holds a B.S. degree in business administration from Southeast Missouri State University.

        Mr. Curtis has served as a director of the Company since 1995 and has also served periodically as a consultant to the Company on an "as-needed" basis since that time. Mr. Curtis is President of VanMed, a medical venture capital incubator, which identifies, reviews, arranges funding for and manages the early stage success of seed health care investment opportunities. From 1991 to 1996, he was Principal of Robert Curtis Associates, a business development and management consulting firm. From 1990 to 1991, Mr. Curtis served as President, Chief Executive Officer and Chairman of Urosystems, Inc., which was sold to Medtronic, Inc. From 1976 to 1990, he held a number of positions at Shiley, Inc., a manufacturer of medical devices, and its parent corporation, Pfizer, Inc., a diversified health care products company. He has served, at various times, as President, Chief Executive Officer and Chairman of the Board of Shiley, Inc. and as a Senior Vice President and a member of the Board of Directors of Pfizer Hospital Products Group, the medical device division of Pfizer, Inc. Mr. Curtis holds BS and MS degrees from the University of California, Berkeley.

        Mr. Fischer has served as a director of the Company since 1989. Since 1989, he has been a general partner of Pathfinder Venture Capital Funds, a group of venture capital funds. Since 1996, he has also been a managing member of the general partner of Capstone Ventures, a venture capital fund. From 1983 to 1988, he was a general partner of Technology Funding, Ltd., a venture capital management company, where he was responsible for investments in computer and software technology, medical systems and pharmaceuticals. Mr. Fischer holds B.S. and M.S. degrees from the University of Minnesota and the University of California, respectively. Mr. Fischer also serves as a director of a number of privately held companies.

        Mr. Weiss has served as a director of the Company since 1987. Since 1987, he has been a general partner of Montgomery Medical Ventures II, L.P., a venture capital firm. Mr. Weiss has held a number of senior management positions in the medical device industry and holds B.S. and M.S. degrees from City College of New York and an M.B.A. from Fordham University. Mr. Weiss also serves as a director of a number of privately held companies.

BOARD MEETINGS AND COMMITTEES

        The Board of Directors of the Company held a total of five meetings during the fiscal year ended December 31, 1998. The Board of Directors has an Audit Committee and a Compensation Committee. The Compensation Committee has a Stock Option Subcommittee. There is no committee performing the functions of a nominating committee.

        The Audit Committee of the Board of Directors reviews the results and scope of the audit and other services provided by the Company's independent auditors, approves fee arrangements with auditors and reports the results of its review to the full Board of Directors and to management. This Committee, which consists of directors Fischer and Benecke, held one meeting during fiscal 1998.

        The Compensation Committee of the Board of Directors and its Stock Option Subcommittee, where appropriate, administer the Company's incentive compensation and benefit plans (including stock plans) for individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in conjunction with the Board of Directors, establish salaries, incentives and other forms of compensation for directors, officers and other employees. The Compensation Committee, which consisted during 1998 of directors Curtis, Weiss and Guy P. Nohra, who is not standing for re-election at the Annual Meeting, held two meetings during fiscal 1998. The Stock Option Subcommittee, which consists of directors Curtis and Weiss, held one meeting during fiscal 1998.

        No incumbent director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and of the committees, if any, upon which such director served during fiscal 1998.

COMPENSATION OF DIRECTORS

        Directors of the Company are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees. In addition, nonemployee members of the Board of Directors receive a yearly fee of $6,000 (distributed quarterly and pro rated in the event that the director serves for only part of the quarter), which fee was increased to $10,000 per year as of November 17, 1998. During 1998, the Board of Directors fee for Mr. Nohra was paid directly to Burr, Egan, Deleage & Co. The Board of Directors fee for Mr. Weiss is paid directly to Montgomery Medical Ventures II, L.P. and the Board of Directors fee for Mr. Fischer is paid directly to Pathfinder Ventures, Inc. An entity affiliated with Mr. Benecke provided $40,000 in consulting services to the Company in 1998. See "Certain Relationships and Related Transactions." Mr. Curtis has a consulting agreement with the Company which was inactive during 1996, 1997 and 1998 and has remained so to date in 1999. The Company did not pay any consulting fees to Mr. Curtis in 1998. See "Certain Relationships and Related Transactions."

        Each nonemployee director participates in the Company's 1991 Directors' Stock Option Plan, pursuant to which nonemployee directors are automatically granted options to purchase shares of Common Stock of the Company on the terms and conditions set forth in such plan. During the fiscal year ended December 31, 1998, options to purchase 40,000 shares of Common Stock at an exercise price of $2.875 per share were granted under the Company's 1991 Directors' Stock Option Plan to each of Messrs. Benecke, Curtis, Fischer and Nohra. Mr. Weiss declined the options granted to him pursuant to the 1991 Directors' Stock Option Plan in 1998.

        Medical Contracts Associates ("MCA"), an entity of which Mr. Benecke is President, has been retained by the Company to assist in the procurement and servicing of contracts with group purchasing organizations. Under the arrangement, the Company pays MCA $10,000 per quarter plus an additional amount for certain contracts entered into with the assistance of MCA. The Company paid MCA an aggregate of $40,000 in 1998. As of December 31, 1998, the Company owed no money to MCA. See "Certain Relationships and Related Transactions."

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

        Mr. Weiss has consented, without admitting or denying any wrongdoing, to the entry of an administrative cease and desist order issued by the Securities and Exchange Commission on July 1, 1997 in connection with allegations that he did not timely file certain reports required as a result of his indirect beneficial ownership in Montgomery Medical Ventures II, L.P., a California Limited Partnership ("MMV") under Section 16 of the Exchange Act. Mr. Weiss is a general partner of MMV. Mr. Weiss has informed the Company that he believes that the alleged untimely filings were inadvertent and resulted neither in any economic harm to any person nor economic gain to Mr. Weiss or MMV.

RECOMMENDATION OF THE BOARD OF DIRECTORS

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

                                 PROPOSAL NO. 2:
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has appointed KPMG, LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1999, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

        KPMG, LLP has audited the Company's financial statements annually since its inception. Representatives of KPMG, LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG, LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

                             COMMON STOCK OWNERSHIP
                   OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of the Company's Common Stock as of December 31, 1998 as to (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors and nominees, (iii) each of the executive officers named in the Summary Compensation Table beginning on page 11, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each of the named individuals is c/o InnerDyne, Inc., 1244 Reamwood Avenue, Sunnyvale, CA 94089.



                                                                          SHARES BENEFICIALLY
                                                                                OWNED(1)
       NAME AND ADDRESS OF BENEFICIAL OWNER                               --------------------
       ------------------------------------                                            PERCENT
                                                                            NUMBER    OF TOTAL
                                                                          ----------  --------

        Entities affiliated with Burr, Egan, Deleage & Co.(2)............  2,126,067     9.72%
           One Post Office Square
           Suite 3800
           Boston, MA 02109
        Perkins Capital Management, Inc.(3)..............................  1,559,500     7.13%
           730 East Lake Street
           Wayzata, MN 55391-1769
        Trimark Financial Corporation(4).................................  1,532,216     7.0%
           One First Canadian Place, Suite 5600
           P.O. Box 487
           Toronto, Ontario
           Canada  M5X 1E5
        Montgomery Medical Ventures II, L.P..............................  1,303,918     5.96%
           600 Montgomery Street
           San Francisco, CA 94111
        Pathfinder Venture Capital Fund III, L.P.........................  1,235,780     5.65%
           3000 Sand Hill Road
           Building 3, Suite 255
           Menlo Park, CA 94025
        Edward W. Benecke(5).............................................     33,000     0.15%
        Robert M. Curtis(6)..............................................     84,000     0.38%
        Eugene J. Fischer(7).............................................  1,294,278     5.91%
        Daniel J. Genter(8)..............................................    166,351     0.76%
        William G. Mavity(9).............................................    717,383     3.18%
        Guy P. Nohra(10).................................................  2,162,067     9.87%
        Michael J. Orth(11)..............................................    159,119     0.72%
        Robert A. Stern(12)..............................................    130,388     0.59%
        Steven N. Weiss(13)..............................................  1,313,918      6.0%
        All directors and executive officers as a group (9 persons) (14).  6,060,504     26.17%

-----------

 *      Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the person holding such option but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The Percent of total is calculated based on 21,877,933 shares outstanding as of December 31, 1998.

(2) Includes 1,798,054 shares held by ALTA IV Limited Partnership and 328,013 shares held by C.V. Sofinnova Partners Five.

(3) Consists of 597,300 shares with sole voting power and 1,559,500 shares with sole dispositive power.

(4) Includes 1,532,216 shares held by certain Trimark mutual funds for which Trimark Investment Management Inc. ("TIMI") acts as an investment adviser and manager. Trimark Financial Corporation owns 100% of the voting equity securities of TIMI.

(5) Includes 33,000 shares subject to options exercisable within 60 days of December 31, 1998.

(6) Includes 84,000 shares subject to options exercisable within 60 days of December 31, 1998.

(7) Includes 1,235,780 shares held by Pathfinder Venture Capital Fund III, L.P., of which Mr. Fischer is a general partner. He may be deemed to be a beneficial owner of such shares because of his position as a general partner of such partnership. Mr. Fischer disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interest therein. Also includes 34,000 shares subject to options exercisable within 60 days of December 31, 1998.

(8) Includes 147,107 shares subject to options exercisable within 60 days of December 31, 1998.

(9) Includes 665,882 shares subject to options exercisable within 60 days of December 31, 1998.

(10) Includes 1,798,054 shares held by ALTA IV Limited Partnership and 328,013 shares held by C.V. Sofinnova Partners Five. These funds are affiliated with Burr, Egan, Deleage & Co., of which Mr. Nohra is a Vice President. Mr. Nohra disclaims beneficial ownership of such shares. Also includes 38,000 shares subject to options exercisable within 60 days of December 31, 1998. Mr. Nohra is not standing for re-election at the Annual Meeting.

(11) Includes 154,373 shares subject to options exercisable within 60 days of December 31, 1998.

(12) Includes 125,388 shares subject to options exercisable within 60 days of December 31, 1998.

(13) Includes 1,303,918 shares held by Montgomery Medical Ventures II, L.P., of which Mr. Weiss is a general partner of the general partner of such entity. He disclaims beneficial ownership of such shares, except to the extent of his proportionate partnership interest therein. Also includes 10,000 shares subject to options exercisable within 60 days of December 31, 1998.

(14) Includes 1,291,750 shares subject to options exercisable within 60 days of December 31, 1998 held by all executive officers and directors of the Company.

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report and the performance graph on page 10, shall not be incorporated by reference into any such filings.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION POLICIES

        The compensation of the Chief Executive Officer and the management employees who report to the Chief Executive Officer is established and periodically reviewed by the Board of Directors. The Board of Directors establishes executive compensation to be competitive with that of comparable companies in order to help motivate and retain the talent, leadership skills and experience needed to help successfully guide the Company, and to provide a strong incentive for key personnel to achieve the Company's financial, product development and sales and marketing objectives.

        The Company's salary levels are determined by comparisons with companies with similar characteristics in the medical device industry. Salary increases are determined based on the individual performance of the executive, the performance of the Company, any change in the responsibilities of the executive and comparisons to industry compensation data.
Compensation consists of base salary, bonus and stock options

        Bonuses for the Chief Executive Officer are determined each year by the Compensation Committee. Bonuses for other executive employees are based on recommendations made by the Chief Executive Officer to the Compensation Committee. All bonus considerations are based on individual performance, Company performance and, if applicable, changes in responsibility.

        The Company uses stock options as an important part of the compensation of its executive employees. The Company has used stock options to keep salaries and bonuses at relatively modest levels. All employee stock options are granted pursuant to one of the Company's stock option plans. The Company makes stock option grants periodically at no less than 100% of the market price of the Company's Common Stock on the day prior to the date of the grant.

        The Company has entered into "change of control" arrangements with William G. Mavity, Daniel J. Genter, Michael J. Orth and Robert A. Stern and has entered into severance arrangements with William G. Mavity and Robert A. Stern. See "Compensation of Executive Officers - Employment Agreements."

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

        The compensation of William G. Mavity, President and Chief Executive Officer, consists of base salary, an annual bonus, stock options and an auto allowance.

        The Compensation Committee of the Board of Directors is responsible for reviewing Mr. Mavity's compensation by examining his performance in comparison with the achievement of the Company's financial, business and other goals, and giving consideration to his length of service and to competitive chief executive officer compensation information.

        Mr. Mavity has served as the Company's President and Chief Executive Officer since October 1993. Mr. Mavity's base salary from January 1, 1998 through October 5, 1998 was $262,500 per year. Effective October 6, 1998, Mr. Mavity's base salary was increased to $294,000 per year. The Compensation Committee believes that this increase was appropriate in light of Mr. Mavity's personal performance, the performance of the Company and comparable base salary information for similarly situated chief executive officers.

        For 1998, Mr. Mavity is eligible to receive a cash bonus of up to 25% of his base salary, with the specific bonus amount being determined by measurement against performance milestones established by the Compensation Committee. Based on Mr. Mavity's personal performance in 1998 and measurement against milestones, in February 1999, the Compensation Committee awarded Mr. Mavity a bonus of $60,000.

        Mr. Mavity's compensation is also structured to provide a long-term focus on the Company's operating performance through the grant of stock options. In September 1998, Mr. Mavity was granted an option to purchase 100,000 shares of Common Stock at an exercise price of $0.875 per share, with vesting over a four-year period. As of December 31,

1998, Mr. Mavity held outstanding options to purchase up to an aggregate of 343,750 shares of the Company's Common Stock.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

        The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and four other most highly compensated executive officers, unless such compensation meets the requirements for the "performance-based" exception to the general rule. Since the cash compensation paid by the Company to each of its executive officers is expected to be well below $1 million, and the Compensation Committee believes that options granted under the Company's 1996 Stock Option Plan will meet the requirements for qualifying as performance-based compensation, the Compensation Committee believes that this section will not affect the tax deductions available to the Company. It will be the Compensation Committee's policy to qualify, to the extent reasonable, the executive officers' compensation for deductibility under applicable tax law.

                             COMPENSATION COMMITTEE

                                Robert M. Curtis
                                Guy P. Nohra
                                Steven N. Weiss


                      COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

        See "Proposal No. 1: Election of Directors - Compensation of Directors" for a discussion of certain information with respect to directors serving on the Compensation Committee.

        The members of the Compensation Committee of the Board of Directors during 1998 were Robert M. Curtis, Guy P. Nohra and Steven N. Weiss. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                                      PERFORMANCE GRAPH

        The following graph summarizes cumulative total stockholder return data (assuming reinvestment of dividends) for the five-year period beginning December 31, 1993. The graph assumes that $100 was invested on December 31, 1993: (i) in the Common Stock of InnerDyne, (ii) in the Nasdaq Market Index (provided by Media General Financial Services, Inc.) and (iii) in the MG Medical Instruments/Supplies Index (also provided by Media General Financial Services, Inc.). The stock price performance on the following graph is not necessarily indicative of future stock price performance.



                                  12/31/93   12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
-------------------------------------------------------------------------------------------------
InnerDyne, Inc. Common Stock       100.00     187.50     137.50     162.50    134.38      68.75
-------------------------------------------------------------------------------------------------
Nasdaq Market Index                100.00     104.99     136.18     169.23    207.00      291.96
-------------------------------------------------------------------------------------------------
MG Medical Instruments/Supplies    100.00     108.35     177.17     188.84    215.14      279.00
   Index
-------------------------------------------------------------------------------------------------

                       COMPENSATION OF EXECUTIVE OFFICERS

        The following table sets forth the compensation paid by the Company for each of the three years ended December 31, 1998, 1997 and 1996, to the Company's Chief Executive Officer and the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 for 1998. The Company had only three executive officers other than the Chief Executive Officer in 1998.

                           SUMMARY COMPENSATION TABLE



                                                                              LONG-TERM
                                         ANNUAL COMPENSATION                 COMPENSATION
                              -----------------------------------------      ------------
                                                                              SECURITIES    ALL OTHER
                                                            OTHER ANNUAL      UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR  SALARY($)  BONUS($)(1) COMPENSATION($)    OPTIONS(#)    ($)(2)
---------------------------    ----  ---------  ----------- ----------------  -----------   ------------
William G. Mavity (3).......   1998   $278,674     $55,000     $  7,478        100,000        $24
President and Chief            1997    250,673      45,000        7,200        100,000         46
  Executive Officer            1996    230,608      45,000        2,957        225,000         22

Robert A. Stern (4)..........  1998    160,385           0            0         55,000         24
Vice President and Chief       1997    148,385      15,000            0         25,000         46
  Financial Officer            1996    135,692           0       26,083        200,000         22

Daniel J. Genter (5)........   1998    179,246      43,758        6,897         60,000         24
  Senior Vice President of     1997    165,262      30,439        6,642         45,000         46
  Sales and Marketing          1996    116,923      30,000       22,979        225,000         16

Michael J. Orth (6).........   1998    151,071           0            0         50,000         24
   Vice President of           1997    129,306      50,500            0        100,000         46
   Research and Development    1996    118,750           0            0         25,000         20

-----------

(1) 1998 bonuses were paid in 1999 to executive officers based upon performance in 1998. 1997 bonuses were paid in 1998 based upon performance in 1997. 1996 bonuses were paid in 1997 based upon performance in 1996.

(2) Reflects the cost of insurance premiums paid by the Company for term life insurance under the Company's group life insurance employee benefit.

(3) Mr. Mavity has a severance arrangement with the Company pursuant to which he is entitled to the equivalent of one year's salary in the event his employment is terminated without cause. He also has a "change of control" arrangement with the Company. See "Employment Agreements." Other Annual Compensation for 1996, 1997 and 1998 consists of lease costs and auto insurance for an automobile provided for Mr. Mavity's use.

(4) Mr. Stern commenced employment with the Company in January 1996. Mr. Stern has a severance arrangement with the Company pursuant to which he is entitled to the equivalent of six months' salary in the event his employment is terminated without cause. He also has a "change of control" arrangement with the Company. See "Employment Agreements." Other Annual Compensation for Mr. Stern for 1996 consists of amounts paid by the Company related to his relocation to California.

(5) Mr. Genter commenced employment with the Company in April 1996. He has a "change of control" arrangement with the Company. See "Employment Agreements." Other Annual Compensation for 1997 and 1998 consists of an automobile allowance and auto insurance provided to Mr. Genter. Other Annual Compensation for Mr. Genter in 1996 consists of amounts paid by the Company related to his relocation to California in addition to an automobile allowance provided to Mr. Genter.

(6) Mr. Orth has a "change of control" arrangement with the Company. See "Employment Agreements."

                              STOCK OPTION GRANTS IN FISCAL 1998

        The following table sets forth information for the executive officers named in the Summary Compensation Table with respect to grants of options to purchase Common Stock of the Company made in 1998 and the value of all options held by such executive officers on December 31, 1998.

                                                                    INDIVIDUAL GRANTS
                               ---------------------------------------------------------------------------------------------
                                 NUMBER OF        PERCENT OF                                  POTENTIAL REALIZABLE VALUE AT
                                SECURITIES      TOTAL OPTIONS                                     ASSUMED ANNUAL RATES OF
                                UNDERLYING        GRANTED TO       EXERCISE                     STOCK PRICE APPRECIATION FOR
                               OPTIONS GRANTED  EMPLOYEES IN        PRICE        EXPIRATION            OPTION TERM (2)
                  NAME           (SHARES)        FISCAL YEAR(1)  ($ PER SHARE)     DATE        5% ($)               10% ($)
         -------------------------------------------------------------------------------------------------------------------
         William G. Mavity.....    100,000           14.3%         $0.875         9/2/08       $55,028             $139,452

         Robert A. Stern.......     55,000            7.8%         $0.875         9/2/08       $30,266              $76,699

         Daniel J. Genter......     60,000            8.6%         $0.875         9/2/08       $33,017              $83,671

         Michael J. Orth.......     50,000            7.1%         $0.875         9/2/08       $27,514              $69,726

-----------

(1) The Company granted options to employees to purchase an aggregate of 700,600 shares of Common Stock during 1998.

(2) Potential realizable values are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual realized gains, if any, on stock option exercises are dependent on future performance of the Company's Common Stock, as well as the optionee's continued employment through the vesting period.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

        The following table sets forth information for the executive officers named in the Summary Compensation Table with respect to exercises in 1998 of options to purchase Common Stock of the Company.

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                            SHARES                                   OPTIONS AT FISCAL             IN-THE-MONEY OPTIONS
                           ACQUIRED ON                                  YEAR-END (#)               AT FISCAL YEAR-END ($)
NAME                       EXERCISE(#)     VALUE REALIZED($)(1)  (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE)(1)
----                       -----------     --------------------   -------------------------     ----------------------------
William G. Mavity.........      0               0                      174,216/169,534             $65,331/$76,075
Robert A. Stern...........      0               0                      125,388/98,362              $47,021/$40,636
Daniel J. Genter..........      0               0                      147,107/115,393             $55,165/$50,772
Michael J. Orth ..........      0               0                      154,373/79,377              $57,890/$36,016

-----------

(1) Value calculated by determining the difference between the fair market value of underlying securities at exercise date (for value realized) or year-end (for value at year-end), and the exercise price. The closing price of the Company's Common Stock on December 31, 1998 was $1.375 per share.

                               TEN-YEAR OPTION REPRICING TABLE

        In October 1998, the Company permitted employees, including executive officers named in the Summary Compensation Table, to have their outstanding options that had been granted under the Company's 1987 Stock Option Plan, 1989 Incentive Stock Plan and 1996 Stock Option Plan (collectively, the "Plans") but that had not yet been exercised and that had an exercise price equal to or greater than $2.00 per share amended so that (1) for every four option shares underlying such options the employee had to surrender one such share so that only 75% of the original number of option shares remained underlying such options and (2) the amended options had an exercise price equal to $1.00 per share, the fair market value of the Company's Common Stock as of October 8, 1998. Each repriced option is not exercisable until October 30, 1999, unless an optionee's employment is involuntarily terminated by the Company other than for cause or as a result of death or disability, in which case the repriced options become exercisable on the optionee's termination date. Vesting under the repriced option agreements continues even during the period during which such options are not exercisable. In accordance with regulations promulgated by the Securities and Exchange Commission, such repricing requires the Company to disclose all repricings of the Company's options held by its executive officers that have occurred during the last ten completed fiscal years (exclusive of years prior to the year in which the Company became a reporting company under the Exchange Act), in the format set forth below:



                                                                                                      LENGTH OF ORIGINAL
                                          NUMBER OF SHARES     MARKET PRICE      EXERCISE               OPTION TERM
                                         OF COMMON STOCK       OF STOCK AT       PRICE AT      NEW    REMAINING AT DATE
                               DATE OF      UNDERLYING            TIME OF        TIME OF    EXERCISE    OF REPRICING
NAME                          REPRICING   OPTIONS REPRICED       REPRICING      REPRICING    PRICE       (IN MONTHS)
----                          ---------   ----------------     ------------     ---------   --------   -----------------

William G. Mavity...........   10/9/98          225,000            $1.00           $3.50     $1.00            95
  President and Chief          10/9/98          100,000             1.00            2.88      1.00           107
  Executive Officer


Robert A. Stern.............   10/9/98          200,000             1.00            2.75      1.00            87
  Vice President and Chief     10/9/98           25,000             1.00            3.56      1.00            99
  Financial Officer


Daniel J. Genter............   10/9/98          225,000             1.00            3.38      1.00            90
  Senior Vice President of     10/9/98           25,000             1.00            2.63      1.00           101
  Sales and Marketing          10/9/98           20,000             1.00            2.75      1.00           104


Michael J. Orth.............   10/9/98           80,000             1.00            4.50      1.00            77
  Vice President of Research   10/9/98           20,000             1.00            3.00      1.00            83
  and Development              10/9/98            5,000             1.00            2.75      1.00            87
                               10/9/98           20,000             1.00            3.69      1.00            93
                               10/9/98           60,000             1.00            2.63      1.00           101
                               10/9/98           40,000             1.00            2.75      1.00           104
                               10/9/98           20,000             1.00            2.63      1.00           115




                   COMPENSATION COMMITTEE REPORT ON REPRICING

        The Company grants stock options to officers, employees, consultants and directors in order to incentivize such persons in their provision of services to the Company. The Compensation Committee of the Company's Board of Directors believes that such equity incentives are a significant factor in the Company's ability to attract, retain and motivate employees who are critical to the Company's business plan and long-term success. As a result of the decline in the fair market value of the Company's Common Stock in the approximately six months prior to October 9, 1998, many of the participants in the Plans held stock options with exercise prices substantially in excess of the fair market value of the Company's Common Stock in the several months up to and including October 1998. It was the view of the Compensation Committee that stock options with exercise prices substantially above the fair market value of the Company's Common Stock were viewed negatively by, and provided little incentive to, optionees of the Company.

        The Company hired an outside compensation consulting firm to evaluate and provide recommendations to the Company with respect to its equity incentive program. After considering various alternatives to address employee retention, compensation incentives and long-term compensation issues, including reviewing the recommendations of these outside consultants, the Board of Directors approved on October 9, 1998 an option amendment program (the "Amendment Program") whereby persons other than non-employee directors holding options under the Plans were given the opportunity to amend their outstanding options with exercise prices in excess of $2.00 per share so that (1) for every four option shares underlying such options the employee had to surrender one such share so that only 75% of the original number of option shares remained underlying such options and (2) the amended options had an exercise price equal to $1.00 per share, the fair market value of the Company's Common Stock as of October 8, 1998. On October 9, 1998, the Compensation Committee of the Board of Directors, which administers the Company's stock plans with respect to executive officers and directors, approved the participation of executive officers and directors in the Amendment Program. In approving the Amendment Program, the Compensation Committee was of the opinion that the disparity between the original exercise prices of the Company's outstanding stock options and the fair market value of the Company's Common Stock did not provide a meaningful incentive or retention device to the employees holding such stock options. The Compensation Committee therefore decided that offering the Amendment Program was in the best interests of the Company and its stockholders. The Amendment Program was completed in October 1998.

        Each repriced option is not exercisable until October 30, 1999, unless an optionee's employment is involuntarily terminated by the Company other than for cause or as a result of death or disability, in which case the repriced options become exercisable on the optionee's termination date. Vesting under the repriced option agreements continues even during the period during which such options are not exercisable. Under the Amendment Program, stock options to purchase a total of 1,829,480 shares of the Company's Common Stock were amended to become stock options to purchase a total of 1,372,110 shares of the Company's Common Stock. Included in the Amendment Program were option amendments for four executive officers.

                                COMPENSATION COMMITTEE

                                Robert M. Curtis
                                Guy P. Nohra
                                Steven N. Weiss

                              EMPLOYMENT AGREEMENTS

        William G. Mavity and Robert A. Stern, officers of the Company, have employment agreements with the Company pursuant to which they are entitled to the equivalent of one year's and six months' salary, respectively, in the event of termination of employment without cause.

        The Company has adopted certain "change of control" arrangements with William G. Mavity, Robert A. Stern, Michael J. Orth and Daniel J. Genter pursuant to which all options granted to such executive officers to purchase the Company's Common Stock shall immediately vest in the event that such officer's employment is involuntary terminated without cause within a specified period of time following a change of control. Mr. Mavity's change of control agreement terminates upon the earlier of (i) the date that all obligations of the parties under the agreement have been satisfied or (ii) two years after a change of control. Mr. Stern's, Mr. Genter's and Mr. Orth's change of control agreements terminate upon the earlier of (i) the date that all obligations of the parties under the agreements have been satisfied or (ii) one year after a change of control. Events constituting a change of control include (i) any person acquiring 50% or more of the total voting power represented by the Company's then outstanding voting securities without the approval of the Board, (ii) any merger, sale of assets or liquidation of the Company in which the Company's outstanding voting securities prior to the transaction cease to represent at least 50% of the total voting power represented by the voting securities of the Company or of the surviving entity after the transaction or (iii) replacing a majority of the Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Medical Contracts Associates ("MCA"), an entity of which Edward W. Benecke is President, has been retained by the Company to assist in the procurement and servicing of contracts with group purchasing organizations. Under the arrangement, the Company pays MCA $10,000 per quarter plus an additional amount for certain contracts entered into with the assistance of MCA. The Company paid MCA an aggregate of $40,000 in 1998. As of December 31, 1998, the Company owed no money to MCA. See "Proposal No. 1: Election of Directors -- Compensation of Directors." Mr. Curtis has a consulting agreement with the Company which was inactive during 1996, 1997 and 1998 and has remained so to date in 1999. The Company did not pay any consulting fees to Mr. Curtis in 1998. See "Proposal No. 1: Election of Directors -- Compensation of Directors."

        See "Compensation of Executive Officers - Employment Agreements" for a description of certain severance and change of control arrangements between the Company and William G. Mavity, Robert A. Stern, Michael J. Orth and Daniel J. Genter, officers of the Company.

        Certain of the Company's stockholders have rights to require the Company to register shares of the Company's Common Stock from time to time pursuant to the Securities Act of 1933, as amended.

        The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

        The Company has entered into indemnification agreements with each of its directors and executive officers which may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' liability insurance if available on reasonable terms.

                   SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission (the "SEC"). Specific filing deadlines for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended December 31, 1998. To the best of the Company's knowledge, all of these filing requirements have been satisfied, except as follows: Edward W. Benecke did not timely file a Form 5 with respect to a change in his beneficial ownership of the Company's securities in 1998. The Form 5 was subsequently filed after the deadline. In making this statement, the Company has relied solely on its review of copies of such reports received by the Company and on written representations of its directors and executive officers and any ten percent holders that no other reports were required.

                                  OTHER MATTERS

        The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                  BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ Craig W. Johnson
                                  ------------------------------
                                  Craig W. Johnson
                                  Secretary
Dated: April 23, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                INNERDYNE, INC.

                      1999 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of InnerDyne, Inc., a Delaware corporation ("InnerDyne"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 23, 1999, and hereby appoints William G. Mavity and Robert A. Stern, and each of them, with full power of substitution, as proxies, and authorizes them to represent and to vote, as designated on the reverse, all the stock of InnerDyne that the undersigned is entitled to vote at the 1999 Annual Meeting of Stockholders of INNERDYNE, INC. to be held on May 27, 1999, and at any postponement or adjournment thereof, as follows:

     If no direction is made, this proxy will be voted FOR each of the proposals being presented to stockholders at the annual meeting. If this proxy is executed in such manner as not to withhold authority to vote for the election of any nominee to the Board of Directors, it shall be deemed to grant such authority.


              CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED


[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE

1.  ELECTION OF DIRECTORS:

    [ ] FOR all nominees listed at right (except as indicated)

    [ ] WITHHOLD authority to vote for all nominees listed at right

    Nominees: Edward W. Benecke, Robert M. Curtis, Eugene J. Fischer,
              William G. Mavity and Steven N. Weiss

If you wish to withhold authority to vote for any individual nominee, write that nominee's name on the line below.

___________________________________________________________________________

2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG, LLP AS THE INDEPENDENT AUDITORS OF INNERDYNE FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

          FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

and in their discretion, the proxies are authorized to vote on such other matter or matters as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

SIGNATURE ___________________ SIGNATURE ___________________ Dated: _______, 1999

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.